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                                                                     Exhibit 5.1


                                                                   June 17, 2002


                       FLORIDA EAST COAST INDUSTRIES, INC.



Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, Florida  32085

Ladies and Gentlemen:

         I am General Counsel of Florida East Coast Industries, Inc. (the "Registrant") and render this opinion in connection with the preparation and filing of the Registrant's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 750,000 shares (the "Shares") of the Registrant's Class A Common Stock, no par value, issuable pursuant to the Florida East Coast Industries, Inc. Employee Stock Purchase Plan (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been validly authorized, and when issued in accordance with the Plan, will be legally and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                  Yours truly,

                                                  /s/ Heidi J. Eddins

                                                  Heidi J. Eddins
                                                  Executive Vice President,
                                                  Secretary and General Counsel